EXHIBIT 99.2

Centillium Communications, Inc.

Centillium Communications, Atlanta, Colt, Entropia, Mustang, Pharos, Voice Services Platform and the Centillium Logo are trademarks of Centillium Communications, Inc. in the United States and certain other countries. All rights reserved.

CENTILLIUM COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per share data)

September 30,
2008
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,351
Short-term investments	9,170
Accounts receivable (net of allowance for doubtful accounts of $13 at September 30, 2008 and $22 at December 31, 2007)	2,482
Inventories	1,313
Prepaid software tools	491
Other current assets	1,244
Assets held for sale	-
Total current assets	35,051
Restricted cash	1,800
Property and equipment, net	683
Other assets	521
Total assets	$38,055

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short term bank borrowings	$-
Accounts payable	3,169
Accrued compensation and related expenses	2,554
Accrued restructuring, current portion	591
Accrued liabilities and other	9,780
Total current liabilities	16,094

Long-term liabilities:
Accrued restructuring, long-term portion	755
Other long-term liabilities	641
Total long-term liabilities	1,396
Total liabilities	17,490

Commitments and contingencies (Note 5)

Stockholders' equity:
Common stock; $0.001 par value:
Authorized shares: 100,000,000; Issued and outstanding shares: 41,828,511 at September 30, 2008 and 41,718,601 at December 31, 2007	42
Additional paid-in capital	255,136
Accumulated deficit	(234,608)
Accumulated other comprehensive gain	(5)
Total stockholders’ equity	20,565
Total liabilities and stockholders' equity	$38,055

See accompanying notes to unaudited condensed consolidated financial statements.

CENTILLIUM COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2008	2007

Net revenues	$16,587	$30,582
Cost of revenues (a)	7,854	13,316
Gross profit	8,733	17,266

Operating expenses:
Research and development (a)	12,362	22,152
Selling, general and administrative (a)	11,171	13,731
Gain on on sale of DSL related assets	(8,126)	-
(Gain) loss on settlement	(2,009)	2,500
Restructuring charges	2,917	308
Reversal of accrued royalties	(2,348)	-
Total operating expenses	13,967	38,691
Operating loss	(5,234)	(21,425)
Interest income and other	859	1,855
Interest expense and other	320	(24)
Loss before provision for income taxes	(4,695)	(19,546)
Provision for income taxes	186	451
Net loss	$(4,881)	$(19,997)

Basic and diluted net loss per share	$(0.12)	$(0.48)

Shares used to compute basic and diluted net loss per share	41,713	41,280
(a) Includes stock-based compensation as follows:
Cost of revenues	$15	$29
Research and development	201	662
Selling, general and admininstrative	375	887
	$591	$1,578

See accompanying notes to unaudited condensed consolidated financial statements.

CENTILLIUM COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2008	2007

OPERATING ACTIVITIES
Net loss	$(4,881)	$(19,997)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	686	1,313
Stock-based compensation expense	591	1,578
Reversal of accrued royalties	(2,348)	-
Gain on sale of DSL related assets	(8,126)	-
Changes in operating assets and liabilities:
Accounts receivable	1,153	1,940
Inventories	(413)	1,610
Prepaid software tools	939	-
Other current assets	76	(789)
Other assets	157	(692)
Accounts payable	(1,692)	(79)
Accrued compensation and related expenses	(1,252)	424
Accrued restructuring, current portion	116	-
Accrued liabilities	(535)	(94)
Accrued restructuring, long-term portion	(136)	-
Other long-term liabilities	(225)	(35)
Net cash used in operating activities	(15,890)	(14,821)
INVESTING ACTIVITIES
Proceeds from the sale of DSL related assets	12,048	-
Increase in restricted cash	(1,800)	-
Purchases of available-for-sale securities	(15,269)	(44,085)
Sales and maturities of available-for-sale securities	10,300	50,585
Purchases of property and equipment	(142)	(838)
Net cash (used in) provided by investing activities	5,137	5,662
FINANCING ACTIVITIES
Short-term bank borrowings	1,300	-
Proceeds (repayment) of short-term bank borrowings	(2,800)	1,500
Proceeds from issuance of common stock	8	380
Net cash (used in) provided by financing activities	(1,492)	1,880

Net decrease in cash and cash equivalents	(12,245)	(7,279)
Cash and cash equivalents at beginning of period	32,596	26,121
Cash and cash equivalents at end of period	$20,351	$18,842

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
Cash paid for income taxes	$240	$245
Cash paid for interest	$3	$38

See accompanying notes to unaudited condensed consolidated financial statements.

CENTILLIUM COMMUNICATIONS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Description of Business

Centillium Communications, Inc. (Centillium or the Company) was incorporated in California in February 1997 and was reincorporated in Delaware in December 1999. The Company designs, develops and supplies highly-integrated programmable system-on-a-chip (SoC) solutions that enable high-speed broadband access, which is the delivery of high capacity bandwidth to consumers and enterprises for networking of data, voice and video signals. The Company’s SoC products incorporate digital and mixed-signal semiconductors and related software. The Company serves the Voice over Internet Protocol (VoIP) and Fiber-To-The-Premises (FTTP), which is also known as optical networking, markets. From inception until February 2008, the Company also served the Digital Subscriber Line (DSL) market. Its customers are systems vendors and original equipment manufacturers that sell optical network equipment for deployment in central offices and customer premises, and VoIP equipment, for use in carrier-class and enterprise-class gateways and consumer telephony applications.

On July 9, 2008, the Company announced that it had entered into an agreement to be acquired by TranSwitch Corporation for total consideration of 25 million shares of TranSwitch common stock and $15 million in cash. The transaction is subject to customary closing conditions, and is described in more detail in Note 16 Subsequent Events, below. The foregoing description of the merger agreement and other references to the merger agreement in this report do not purport to be complete and are qualified in their entirety by reference to the full text of the merger agreement, a copy of which has been filed with the SEC.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of Centillium’s consolidated financial position at September 30, 2008, the consolidated results of operations for the nine months ended September 30, 2008 and 2007 and its consolidated cash flows for the nine months ended September 30, 2008 and 2007. Operating results for the nine months ended September 30, 2008 include DSL activities through the date of sale in February 2008. Operating results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

The unaudited condensed consolidated financial statements include all the accounts of Centillium and those of its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

The accompanying unaudited condensed consolidated financial statements do not include certain financial footnotes and disclosures required under U.S. generally accepted accounting principles for audited financial statements. Therefore, these financial statements should be read in conjunction with Centillium’s audited consolidated financial statements and footnotes thereto for the year ended December 31, 2007 included in Centillium’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 17, 2008. Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires Centillium to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities reported in the condensed consolidated financial statements and accompanying notes. On an on-going basis, Centillium evaluates its estimates and assumptions related to revenue recognition, sales returns and allowances, allowance for doubtful accounts, inventories, warranty, taxes, royalties, compensation, compensation related benefits and litigation and contingencies. Estimates based on historical experience and on various other assumptions are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenues related to product sales are generally recognized when the products have been shipped and risk of loss has passed to the customer, collection of the resulting receivable is reasonably assured, persuasive evidence of an arrangement exists, and the price is fixed or determinable. Certain royalty payments to a customer are recorded as a reduction in revenue. If sales arrangements contain customer-specific acceptance requirements, revenue is deferred and is recognized upon receipt of customer acceptance. Revenue from maintenance and support is deferred and recognized on a straight line basis over the life of the related agreement.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13”, or FSP 157-1, and FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157”, or FSP 157-2. FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. The measurement and disclosure requirements related to financial assets and financial liabilities are effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS 157 in the first quarter of 2008, except as it applies to those non-financial assets and non-financial liabilities as described in FSP 157-2, and it did not have an impact on its consolidated financial position, results of operations or cash flows. The Company is currently evaluating the impact that SFAS 157 will have on its non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis beginning in the first quarter of 2009. See Note 14 to the Notes to Unaudited Condensed Consolidated Financial Statements for information and related disclosures regarding the Company’s fair value measurements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”, or SFAS 159, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurements, which is consistent with the FASB's long-term measurement objectives for accounting for financial instruments. SFAS 159 became effective for the Company beginning January 1, 2008, although the Company has not chosen to measure eligible assets and liabilities at fair value under the provisions of FAS 159. As such, the adoption of SFAS 159 did not have an impact on the Company’s condensed consolidated statements of position, results of operations, or cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standard “FAS No. 141(R)”, "Business Combinations," or SFAS 141R. SFAS 141R replaces SFAS No. 141 and provides greater consistency in the accounting and financial reporting of business combinations. FAS 141R requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, establishes principles and requirements for how an acquirer recognizes and measures any non-controlling interest in the acquiree and the goodwill acquired, and requires the acquirer to disclose the nature and financial effect of the business combination. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. Among other changes, this statement also required that "negative goodwill" be recognized in earnings as a gain attributable to the acquisition, that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred and that any deferred tax benefits resulted in a business combination are recognized in income from continuing operations in the period of the combination. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will assess the impact that SFAS 141R may have on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51,” or SFAS 160. SFAS 160 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008, and will be adopted by the Company in 2009. The Company currently has no noncontrolling interests, but will continue to assess the impact of this standard on its future consolidated results of operations and financial condition.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” or SFAS 161, which requires additional disclosures about the objectives of using derivative instruments, the method by which the derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and the effect of derivative instruments and related hedged items on financial position, financial performance, and cash flows. SFAS 161 also requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company is currently assessing the impact that the adoption of SFAS 161 will have on its financial statement disclosures.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets”  or FSP No. 142-3, to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No. 142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 will have a material impact on its financial statements.

In May 2008, the FASB issued Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”.  This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued Statement No. 163, “Accounting for Finance Guarantee Insurance Contracts – An Interpretation of FASB Statement No,.60.” The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation.  This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, “Determining whether Instruments granted in Share-Based Payment Transactions are Participating Securities” or FSP EITF No. 03-6-1.  Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position and results of operation.

In June 2008, the FASB ratified EITF Issue No. 08-3, “Accounting for Lessees for Maintenance Deposits Under Lease Arrangements” (EITF 08-3). EITF 08-3 provides guidance for accounting for nonrefundable maintenance deposits. It also provides revenue recognition accounting guidance for the lessor. EITF 08-3 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position and results of operations.

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (FSP 133-1 and FIN 45-4). FSP 133-1 and FIN 45-4 amends and enhances disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies that the disclosure requirements of SFAS No. 161 are effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. FSP 133-1 and FIN 45-4 is effective for reporting periods (annual or interim) ending after November 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position and results of operations.

In September 2008, the FASB ratified EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement” (EITF 08-5). EITF 08-5 provides guidance for measuring liabilities issued with an attached third-party credit enhancement (such as a guarantee). It clarifies that the issuer of a liability with a third-party credit enhancement (such as a guarantee) should not include the effect of the credit enhancement in the fair value measurement of the liability. EITF 08-5 is effective for the first reporting period beginning after December 15, 2008. The Company is currently assessing the impact of EITF 08-5 on its consolidated financial position and results of operations.

 In October 2008, the FASB issued FSP 157-3 “Determining Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3). FSP 157-3 clarified the application of SFAS No. 157 in an inactive market. It demonstrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this standard did not have a material impact on our consolidated financial position and results of operations.

Note 3. Stock-based Compensation

Determining Fair Value

Valuation and amortization method—The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a multiple option award approach. This fair value is then amortized on an accelerated basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Term—The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is based on historical option exercise behavior.

Expected Volatility—The Company’s stock price volatility rates are estimated using the historical volatility of the Company’s common stock.

Expected Dividend—The Black-Scholes valuation model calls for a single expected dividend yield as an input. The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends in the future.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

Estimated Forfeitures—When estimating forfeitures, the Company considers voluntary termination behavior as well as analysis of actual option forfeitures.

Fair Value—The fair value of the Company’s stock options granted to employees for the nine months ended September 30, 2008 and 2007 was estimated on the date of grant using the Black-Scholes option pricing model.

Stock-Based Compensation Expense

Under the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), the Company recorded $591,000 and $1.6 million for the nine months ended September 30, 2008 and 2007, respectively. The Company utilized the Black−Scholes valuation model for estimating the fair value of the stock-based compensation granted both before and after the adoption of SFAS 123(R).

Stock-based compensation expense is as follows (in thousands):

	Nine Months Ended
	September 30,
	2008	2007
Cost of revenues	$15	$29
Research and development	201	662
Selling, geeneral and administrative	375	887
	$591	$1,578

Note: 4. Financing Arrangements

 Line of Credit

On September 27, 2007, the Company entered into a one year Loan and Security Agreement with a financial institution. The loan agreement provided commitments for up to $10 million under a revolving line of credit. Effective September 28, 2008, the Company amended the maturing Loan and Security Agreement reducing the revolving line of credit to $3 million. The line of credit may also be used for letters of credit. As security for the line of credit, the Company granted the financial institution a security interest in all of its assets, except for the shares of certain of its foreign subsidiaries and certain of its intellectual property rights. The loan agreement requires monthly interest payments. Principal payments are not required on the revolving loan until the maturity date, or sooner if an event of default occurs. The maturity date under the amended loan agreement is the earlier of December 31, 2008 or the effective date of the acquisition of the Company by an outside party. The interest rate on any outstanding loans is the financial institution’s prime rate as then in effect and any adjustments to the interest rate are effective on the effective date of any prime rate changes. The credit agreement also contains certain financial, operating and reporting covenants, including a quarterly “quick ratio” of at least 1.5 to 1.0 and a tangible net worth ratio, and various negative covenants including, among others, prohibitions on certain dispositions, changes in business, indebtedness, encumbrances, dividends or other distributions, and affiliate transactions. Legal expenses associated with the line of credit are expensed as incurred and other fees are amortized over the life of the line of credit. The Company was in compliance with the loan covenants as of September 30, 2008 and a consent from the bank was received for the sale of the DSL related assets in February 2008.

As of September 30, 2008, the Company had drawn down $1.0 million in letters of credit. The Company had no outstanding borrowings under the line of credit as of September 30, 2008, resulting in an available, unused line of credit balance of $2.0 million. Further draws and other extensions of credit under the Loan Agreement are subject to specified conditions, including the continued accuracy of the Company's representations (which include, among others, the absence of specified litigation and of a material deterioration in the Company’s financial condition, the absence of certain claims and other conditions in respect of the collateral, continued legal compliance, and the continued absence of specified types of investments and equity interests) and the absence of a material adverse change involving the Company since June 30, 2007.

Note 5. Commitments and Contingencies

The Company leases its facilities under operating leases, expiring through February 2011. In conjunction with its lease of facilities in Fremont, California, in March 2004 the Company capitalized $731,000 of lease incentives, which are being amortized over the seven year lease period as a reduction of rent expense. Additionally, the Company is obligated to make future payments of $0.6 million in connection with certain software licensing arrangements.

 The Company does not own or operate a fabrication facility, and foundries located in Asia currently supply substantially all of its wafer requirements. The Company’s purchase obligations to these foundries are based on non-cancelable purchase orders. As of September 30, 2008, the Company’s non-cancelable purchase obligations for wafers and masks, all expected to be delivered within the next six months, were $2.9 million.

Under certain circumstances, Centillium provides intellectual property infringement protection to its customers. Centillium indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally to its customers, in connection with certain patent, copyright or other intellectual property infringement claims by any third parties with respect to its products. This indemnification obligation is generally perpetual but is typically subject to an overall cap on liability. Although these indemnification obligations may give rise to material accruals, to date, Centillium has not incurred significant costs to defend itself or settle claims related to these indemnification obligations. However, in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies”, or FAS 5, the Company had determined certain of these obligations are both probable and reasonably estimable. Centillium had accrued $4.3 million in connection with certain contingent liabilities as of September 30, 2008. The indemnification obligations are included in the Company’s royalty accrual.

In addition, Centillium responds to other claims arising in the ordinary course of business. Although the ultimate outcome of such claims is not presently determinable, management believes that the resolution of these matters will not have a material adverse effect on Centillium’s results of operations, but could have a material adverse effect on its financial position and cash flows. In July 2008, Aware, Inc. filed a suit against the Company in the United States District Court for the District of Massachusetts alleging, among other things, that the Company breached the terms of the Development and License Agreement between Aware and the Company. The Company intends to defend itself vigorously.

Note 6. Balance Sheet Information

Inventories (in thousands):

September 30,
2008
Work-in-process	$357
Finished goods	956
$1,313

In the nine months ended September 30, 2008 and 2007, the Company recorded charges to cost of revenues for the write-down of excess inventory of $483,000 and $457,000, respectively. Additionally, during the nine months ended September 30, 2008 the Company’s recorded gross margin benefited from unexpected sales of previously written-down inventory of $351,000, compared to $1.1 million of such sales in the nine months ended September 30, 2007. The Company sold $2.0 million of inventory to Ikanos Communications, Inc., or Ikanos as part of the sale of its DSL product lines in February 2008.

Property and equipment, net (in thousands):

September 30,
2008
Equipment and software	$20,524
Furniture and fixtures	461
Leasehold improvements	1,294
22,279
Accumulated depreciation and amortization	(21,596)
Property and equipment, net	$683

Assets held for sale of $0.7 million as of December 31, 2007 included $6.8 million of costs less $6.1 million of accumulated depreciation for equipment related to the DSL product lines sold to Ikanos in February 2008 and were reported at the lower of the carrying amount or fair value less costs to sell. See Note 11 of notes to consolidated financial statements, below. In accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” the Company has not accounted for this transaction as a discontinued operation because the operations and cash flows of these assets could not be clearly distinguished, operationally or for financial reporting purposes, from the rest of the Company’s business.

Accrued liabilities and other (in thousands):

September 30,
2008
Accrued royalties	$6,705
Accrued other liabilities	1,524
Accrued current tax liabilities	513
Accrued legal fees	538
Accrued continguent liability	500
$9,780

The Company periodically evaluates any contingent liabilities in connection with any payments to be made for any potential intellectual property infringement asserted or unasserted claims in accordance with FAS 5, “Accounting for Contingencies”. The Company’s accrued royalties as of September 30, 2008 reflect the reversal of previously accrued royalties that can no longer be recovered from the Company due to statutory limitations contained in the applicable patent law and represents the remaining amounts previously accrued for certain asserted or unasserted claims for patent royalties.

Our current estimates of future reversals of the amounts of these royalties accrued as of September 30, 2008 are:

Reversal
by
Period

Remaining 2008	$239
2009	1,029
2010	1,078
2011	2,364
2012	1,401
2013	603
Total	$6,714

Warranty reserve (in thousands):

	Nine Months Ended
	September 30,
	2008	2007
Balance at beginning of period	$98	$242
Product warranty accruals	43	132
Adjustments related to pre-existing warranties including expirations and changes in estimates	(65)	(127)
Warranty costs incurred	(25)	(65)
Balance at end of period	$51	$182

Note 7. Cash Equivalents and Short-term Investments

Cash equivalents and short-term investments (in thousands):

	As of September 30, 2008
		Gross
		Unrealized
	Amortized	Gains/	Estimated
	Cost	(Losses)	Fair Value
Cash Equivalents
Money Market Funds	$16,374	$-	$16,374
	16,374	-	16,374
Short-term Investments
Obligations of the U.S. government and affiliated agencies	1,009	(1)	1,008
Corporate Bonds	8,166	(4)	8,162
	9,175	(5)	9,170
Restricted Cash
Money Market Funds	1,800	-	1,800
	1,800	-	1,800

Total	$27,349	$(5)	$27,344

See Note 14 for information and related disclosures regarding the Company’s fair value measurements.

Note 8. Provision for Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction, California and various state and foreign tax jurisdictions in which the Company has a subsidiary or branch operations. All tax years from inception remain open to examination by the Internal Revenue Service, the State of California and various states until such time as the net operating losses and research credits are either fully utilized or expire. The foreign tax jurisdictions remain open to examination for the years between 2002 to 2007.

The provision for income taxes for the nine months ended September 30, 2008 and 2007 relates to taxes payable for Centillium’s subsidiaries located in foreign jurisdictions. Income tax expense differs from the expected benefit that was derived by applying the applicable U.S. federal statutory rate to the loss from operations primarily due to losses that are not currently available for tax benefit. Due to the Company’s loss position, a full valuation allowance has been established against its deferred tax assets, consisting primarily of net operating loss carryforwards.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109”, or FIN 48. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The Company’s total unrecognized tax benefit as of the January 1, 2007 adoption date and as of September 30, 2008 was $9.7 million and $11.5 million, respectively.

The tax jurisdiction in India operates under a tax holiday which will expire at the end of March 2009. No changes to the unrecognized tax benefits were recorded in the nine months ended September 30, 2008.

No changes to deferred tax assets for unrecognized tax benefits were recorded in the nine months ended September 30, 2008.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company had accrued interest and penalties as of September 30, 2008 of $119,000.

Note 9. Net Loss Per Share

Basic and diluted net loss per share have been computed using the weighted average number of shares of common stock outstanding during the period. The following table presents the computation of basic and diluted net income (loss) per share (in thousands, except per share amounts):
	Nine Months Ended
	September 30,
	2008	2007
Net loss	$(4,881)	$(19,997)
Basic and diluted weighted average shares used to compute basic and diluted net loss per share	41,713	41,280
Basis and diluted net loss per common share	$(0.12)	$(0.48)

Centillium has excluded all outstanding stock options and restricted stock units from the calculation of diluted net loss per share because these securities are anti-dilutive for all periods presented. These excluded common share equivalents could be dilutive in the future.

Note 10. Comprehensive Net Loss

The following table presents the computation of comprehensive net loss (in thousands):

	Nine Months Ended
	September 30,
	2008	2007
Net loss as reported	$(4,881)	$(19,997)
Change in unrealized gain on available-for-sale investments	(8)	36
Total comprehensive loss	$(4,889)	$(19,961)

Note 11.  Gain on Sale of DSL Related Assets

The Company recognized an $8.1 million gain on sale of DSL related assets during the three months ended March 31, 2008. In February 2008, the Company completed the sale of certain fixed and certain intangible assets comprising its DSL product lines to Ikanos, a publicly-held company,  for total cash consideration of $12.0 million. Upon closing of the transaction, Ikanos paid the Company net cash proceeds of $10.2 million after placing $1.8 million (or 15%) of the aggregate purchase price in an escrow for one year as security for certain indemnification obligations of the Company pursuant to the asset sale agreement, including breaches of its representations and warranties. Additionally, in February 2009, the Company will be obligated to pay up to $0.5 million for certain contingency payments that were stipulated in the asset sale agreement. In addition, the Company incurred approximately $0.8 million in transaction costs. Costs from the sale were reduced by $0.1 million of sabbatical accrual reversal that was associated with the employees transferred to Ikanos. In accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” we did not account for this transaction as a discontinued operation because the operations and cash flows of these assets could not be clearly distinguished, operationally or for financial reporting purposes, from the rest of our business. The following is a summary of the gain on the sale of DSL related assets (in thousands):

Nine Months Ended
September 30,
Sale of DSL Related Assets	2008

Proceeds from Sale	$12,048

Costs:
Inventory	1,998
Fixed assets, net and associated sales tax	712
Transaction costs	846
Retention accrual	500
Release of sabbatical accrual	(134)
Total	3,922

Gain on sale of DSL related assets	$8,126

Note 12.  Gain (Loss) on Settlement

In December 2005, Accton Technology Corporation, or Accton, filed a suit against Centillium in the California Superior Court for the County of Alameda alleging a variety of claims, including breach of contract, breach of express warranty, and fraud and concealment in connection with certain products Accton purchased in 2002 and 2003. The parties settled the dispute on July 12, 2007 for a payment by Centillium of $2.5 million which was expensed in 2007.  In May 2008, the Company signed a settlement agreement with insurance companies who agreed to pay $2.4 million to Centillium in connection with the Accton settlement and related legal fees. Net of expenses of approximately $0.4 million, $2.0 million gain on settlement was recorded during the nine months ended September 30, 2008.

Note 13.  Restructuring

In 2005, the Company recorded $2.2 million in charges for surplus space in its Fremont, California location, which it abandoned. Due to current real estate market conditions, the Company increased the surplus space reserve, to extend the estimated vacant lease period, by $0.8 million during 2007. The Company recorded a $0.4 million charge for additional surplus space in its Fremont, California location, which it abandoned in the nine months ended September 30, 2008. The operating lease for this location expires in February 2011. Centillium has no future use for the surplus space as a result of the decrease in personnel in Fremont.

In February 2008, the Company announced a restructuring plan in conjunction with the sale of its DSL product lines, which was intended to further reduce its operating and employee related costs. Restructuring charges of $2.9 million were incurred during the nine months ended September 30, 2008 which consisted primarily of $1.6 million of software license termination costs, $0.4 million of surplus space reserve and $0.9 million of employee severance related expenses, net of $0.1 million reversal of sabbatical accrual related to severed employees.

A summary of the Company’s restructuring expenses, accrued surplus space and accrued restructuring expenses is as follows for the nine month’s ended September 30, 2008 (in thousands):

	Balance			Released	Balance
	December 31,			from Asset	September 30,
	2007	Accrued	Paid	/Liability	2008
Abandonment of surplus space*	$1,366	$438	$(403)	$(55)	$1,346
Severance and related expenses	-	938	(938)	-	-
Release of sabbatical accrual	-	(81)	-	81	-
Contract termination expenses**	-	1,622	(1,059)	(563)	-
	$1,366	$2,917	$(2,400)	$(537)	$1,346

*Lease payments offset against reserve liability and leasehold asset reserve applied to accumulated depreciation
**$563 Release of prepaid contract expense

Note 14.  Fair Value Measurements

SFAS 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company's adoption of SFAS 157 did not have an impact on our financial position or results of operations. The following table represents the fair value hierarchy for the financial assets (cash equivalents, short-term investments and restricted cash) measured at fair value on a recurring basis as of September 30, 2008 (in thousands):

	Fair Value Measurements at Reporting Date Using
			Significant
		Quoted Prices	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3

Cash Equivalents
Money Market Funds	$16,374	$16,374	$-	$-

Short-term Investments
Obligations of the U.S. government and affiliated agencies	1,008		1,008
Corporate Bonds	8,162		8,162

Restricted Cash
Money Market Funds	1,800	1,800	-	-
	$27,344	$18,174	$9,170	$-

Note 15. Business Segment Information and Customer Concentration

Centillium operates in one operating segment, broadband communications. Centillium’s foreign operations consist primarily of design centers in India and France, and sales and marketing offices in several locations around the world. Geographic sales information is based on the location of the Company’s end customer.

The following customers accounted for more than 10% of net revenues in the periods indicated:

	Nine Months Ended
	September 30,
	2008	2007
Lucent Technologies	22%	13%
Sumitomo Electric Industries	27%	25%
OKI Electric Industry Co., Ltd.	28%	-%
Ericsson**	*	27%
NEC	*	18%

*    Less than 10%
**  Indirect revenues through UR Holding

The following is a summary of net revenues by major geographic area (in thousands):

	Nine Months Ended
	September 30,
	2008	2007
Japan	$6,909	$14,123
Europe	554	9,559
United States	4,394	4,294
China	328	1,547
Taiwan	-	342
Other Asia-Pacific	274	717
	$12,459	$30,582

Long-lived assets by geographical area were as follows (in thousands):

September 30,
2008
U.S.	$643
India	528
Others	33
$1,204

Note 16. Subsequent Events

On July 9, 2008, the Company announced that it had entered into an Agreement and Plan of Merger, which is referred to in this report as the merger agreement, with TranSwitch Corporation. The merger agreement provides that, upon the terms and subject to the conditions set forth in the agreement, Centillium will ultimately merge with and into a subsidiary of TranSwitch and exist as a wholly owned subsidiary of TranSwitch.

Subject to the terms and conditions of the merger agreement, which has been unanimously approved by the boards of directors of both companies, at the effective time and as a result of the merger, TranSwitch will pay Centillium shareholders and holders of certain Centillium stock options an aggregate of 25 million shares of TranSwitch common stock and $15 million in cash. In the merger agreement, TranSwitch and Centillium have made customary representations, warranties and covenants. Centillium has also agreed to use commercially reasonable efforts to convene and hold a meeting of its stockholders to consider and vote upon the approval of the transaction. The foregoing description of the merger agreement and other references to the merger agreement in these notes to consolidated financial statements do not purport to be complete and are qualified in their entirety by reference to the full text of the merger agreement, a copy of which has been filed with the SEC and the terms of which are incorporated herein by reference.

Consummation of the merger is subject to customary conditions, including (a) approval of the transaction by the stockholders of Centillium, (b) absence of any applicable law prohibiting the merger, (c) subject to certain exceptions, the accuracy of the representations and warranties of each party, (d) performance in all material respects of each party of its obligations under the Merger Agreement and (e) the delivery of customary opinions from counsel to TranSwitch and counsel to Centillium to the effect that the receipt of stock merger consideration by Centillium stockholders will be a tax-free reorganization for federal income tax purposes, subject to the exceptions provided therein.

Note 17. Nasdaq Listing

On August 18, 2008, Centillium received notice from the Listing Qualifications Department of The NASDAQ Stock Market, LLC that its application to transfer its common stock to The Nasdaq Capital Market (the “Capital Market”) from the The Nasdaq Global Market (the “Global Market”) was approved. While its common stock traded on the Global Market, the Company received a deficiency notice from Nasdaq on February 21, 2008, stating that it had a grace period of 180 days, or until August 19, 2008, to cure the deficiency by meeting the $1.00 per share minimum bid price for 10 consecutive trading days. Because the Company failed to meet the minimum bid price for 10 consecutive days during the grace period, it elected to apply to transfer its common stock to the Capital Market. Upon this transfer, pursuant to the Nasdaq Marketplace Rules, the Company will receive an additional grace period of 180 calendar days, or until February 17, 2009, to company with the $1.00 per share minimum bid price rule while on the Capital Market.

The Company’s common stock began trading on the Capital Market, and ceased trading on the Global Market, at the opening of business, August 20, 2008.  The trading symbol for the Company’s common stock remains “CTLM”.